Exhibit 99.1

New York Community Bancorp, Inc. Completes Offering of 17.78 Million Shares of Common Stock for Net Proceeds of Approximately $339.1 Million

WESTBURY, N.Y.--(BUSINESS WIRE)--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced that it has completed its offering of 17,781,000 shares of common stock, including 2,331,000 shares that were sold pursuant to the underwriter’s exercise of its over-allotment option.

The offering, which was underwritten by Raymond James & Associates, Inc., generated net proceeds to the Company of approximately $339.1 million.

With assets of $30.9 billion, New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and a leading producer of multi-family loans in New York City. The Community Bank has 180 offices in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, and is the fourth largest thrift depository in its marketplace. The Community Bank currently operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. New York Commercial Bank has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 that operate under the name Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director, Investor Relations